Exhibit 99.1

Contact:

Diane Bessette

Vice President and Treasurer

Lennar Corporation

(305) 229-6419

FOR IMMEDIATE RELEASE

$204.7 MILLION OF LENNAR 5.95% NOTES DUE 2013 TENDERED BY EARLY TENDER TIME

MIAMI, July 30, 2012 — Lennar Corporation (NYSE: LEN and LEN.B) announced that $204.7 million principal amount of its 5.95% Senior Notes due 2013 (“5.95% Senior Notes”) were validly tendered by 5:00 p.m., New York City time, on July 30, 2012, and not withdrawn, in response to Lennar’s offer to purchase any and all of the 5.95% Senior Notes for 103% of their principal amount with regard to the 5.95% Senior Notes that were tendered by that time, and for 102% of their principal amount with regard to the 5.95% Senior Notes that are tendered after that time but before the offer expires.

Lennar has accepted all the 5.95% Senior Notes that were validly tendered and not withdrawn by 5:00 p.m., New York City time, on July 30, 2012. It expects to pay the purchase price for those 5.95% Senior Notes on July 31, 2012, together with accrued interest to but not including that day. Lennar’s obligation to purchase tendered 5.95% Senior Notes had been conditioned upon completion of a sale of at least $300 million principal amount of a new issue of Senior Notes due 2017. That condition was satisfied by a sale of $350 million principal amount of 4.75% Senior Notes due 2017 on July 20, 2012.

When Lennar completes the purchase of the 5.95% Senior Notes that were tendered by 5:00 p.m., New York City time, on July 30, 2012, a total of $63.0 million principal amount of 5.95% Senior Notes will still be outstanding. Lennar will accept and purchase all the remaining 5.95% Senior Notes that are validly tendered after 5:00 p.m., New York City time, on July 30, 2012 and before the offer expires, which will occur at 8:00 a.m., New York City time, on August 14, 2012, unless Lennar extends the offer. It will pay for those 5.95% Senior Notes shortly after the offer expires. Tenders of 5.95% Senior Notes after 5:00 p.m., New York City time, on July 30, 2012 may not be withdrawn.

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The dealer managers for the tender offer are Deutsche Bank Securities and Citigroup. Global Bondholder Services Corporation is serving as the depositary and information agent. Requests for copies of the Offer to Purchase or Letter of Transmittal should be directed to Global Bondholder Services Corporation at (212) 430-3774 or (866) 294-2200 (toll-free).

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell notes.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause actual events or transaction terms to differ materially from the events and transaction terms anticipated in forward-looking statements. We do not undertake any obligation to update forward-looking statements, except as required by federal securities laws.

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